Exhibit 10.1

December 14, 2006

VIA EMAIL

Stewart Halpern

448 West 37th Street, Apt. 9E

New York, NY 10018

stewartahalpern@yahoo.com

Re:	Offer of Employment at Mad Catz Interactive, Inc.

Dear Stewart:

Mad Catz Interactive, Inc. and Mad Catz, Inc. (collectively “Mad Catz”) is pleased to offer you the position of Chief Financial Officer reporting directly to Darren Richardson, President & Chief Executive Officer.

Compensation

You will be compensated with a salary payable every two weeks in the amount of $225,000.00 annualized. Note that all compensation is subject to normal withholdings. You are an exempt employee.

In addition, on your start date, Mad Catz will provide you with a relocation allowance of $25,000.00 less federal, state, local and FICA taxes and other applicable withholdings. The relocation allowance amount is intended for you to use at your discretion for any relocation expenses that you may incur. Should you give notice of your intent to terminate your employment with Mad Catz or be terminated with cause prior to 12 months from your start date, you will be obligated to refund a pro-rata amount of these expenses to Mad Catz upon termination. This amount will be deducted from your final paycheck and/or any outstanding PTO balance you may have accrued, but not used. Your acceptance of this offer indicates your acceptance of this provision and your permission to perform this deduction.

You will be eligible for a bonus of up to ten percent (10%) of your base salary following the successful completion of your ninety (90) day Introductory Period. You shall be included in any bonus plan adopted by the Compensation Committee for senior executives.

Your first ninety (90) days of employment with Mad Catz are considered an Introductory Period. At the end of your Introductory Period, you may receive a review by the CEO. If the CEO does not contact you regarding your review, it is your responsibility to contact him. Completion of the Introductory Period does not guarantee continued employment at Mad Catz, nor does it alter your status as an at-will employee. On your start date, you will be issued 120,000 stock options that shall be approved prior to your start date in accordance with the Company’s policies and procedures. Following the successful completion of your Introductory Period, you will be issued an additional 100,000 stock options in line with the Company’s policies and procedures. As set forth above, the options will vest in accordance with Mad Catz’ Stock Option Plan and/or according to the discretion of the Board of Directors. In the event you are terminated without cause, all unvested options shall immediately vest and you will have ninety (90) days to exercise such options before they expire.

Policies and Benefits

As an employee of Mad Catz, you will be provided with a copy of the Mad Catz Employee Manual and insurance booklets, which outline our personnel policies and benefits programs. We are extremely proud of the Mad Catz benefits package and hope you will take the time to review this feature rich package. You are eligible for benefits described therein on the first day of the month following your first thirty (30) days of employment. Any questions regarding Mad Catz’ policies, benefits administration or eligibility, should be directed to Human Resources.

At-Will Employment

If you choose to accept this offer, please understand your employment is “at-will.” As an at-will employee you agree and understand that you or Mad Catz can terminate the employment relationship at any time, for any reason. Your at-will status cannot be modified by oral agreement; any modification to your at-will status must be in writing.

Confidentiality and Authorization to Work

As a condition of employment, you will be required to sign an Agreement Relating to Employee Confidentiality, Non-Disclosure and Assignment of Inventions, Patents, Ideas and Discoveries. You should also note that you will be required to show proof of citizenship, permanent residency in the U.S., or authorization to work in the U.S. within three business days of your date of hire.

Reference Check

This offer is made subject to satisfactory reference checks from previous employers.

Acceptance

To indicate your acceptance of this offer, please sign below and return this letter to Mad Catz by Wednesday, December 20, 2006. If you accept this offer, your start date will be January 15, 2007. This letter along with the Mad Catz Employee Manual which you will receive at the start of employment and your formal employment contract, set forth the terms of your employment.

Welcome to Mad Catz. We hope you agree that you have a great contribution to make to the industry by way of Mad Catz, and that you will find working here a rewarding experience.

Very truly yours,

/s/ DARREN RICHARDSON
Darren Richardson President & Chief Executive Officer

Agreed to and Accepted by:

/s/ STEWART HALPERN	12/20/2006
Stewart Halpern	Date